EXHIBIT 21

Subsidiaries of United Community Banks, Inc. as of December 31, 2021.

Subsidiary	State of Organization

United Community Bank	South Carolina

Navitas Credit Corp.	Florida

NLFC Reinsurance Corp.	Tennessee

United Community Insurance Services, Inc.	Georgia

UCB Investments, Inc.	North Carolina

UCB Funding Corp.	Georgia

United Community Development Corporation	Georgia

UCB Real Estate Investments, Inc.	Georgia

UCBI Georgia Credits LLC	Georgia

Seaside Insurance, Inc.	Florida

Seaside Capital Management, Inc.	Florida

United Community Payment Systems, LLC (50% owned by United Community Bank)	Delaware

Broadstreet Title, LLC (50% owned by United Community Bank)	South Carolina

TFG Holdings, LLC	Delaware

FinTrust Capital Partners, LLC	South Carolina

FinTrust Brokerage Services, LLC	North Carolina

FinTrust Capital Benefits Group, LLC	Georgia

FinTrust Capital Advisors, LLC	Georgia

Tidelands Statutory Trust I	Delaware

Four Oaks Statutory Trust I	Delaware

HCSB Financial Trust I	Delaware